Exhibit 10.1

Agreement Amendment

            Reference is made to that certain Agreement dated as of November 1, 2002 ("Agreement") by and among Document Security Systems, Inc. (formerly known as New Sky Communications Inc.) ("DSS"), David Wicker ("DW"), Thomas Wicker ("TW"), Christine Wicker ("CW"), Kenneth Wicker ("KW") and Michael Caton ("MC").

            All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

            In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the aforementioned parties agree as follows.

            1.         Each of the Shareholders, in consideration of the payment by DSS to each of them of cash in the amount of $10,000, paid by DSS on the date hereof, hereby (a) forgives and terminates in full any rights to any license payments, sublicense payments or royalties related to all current and future license and sub-license fees and gross royalties and any royalties related to gross sales as described in Section 2 of the Agreement.

            2.         The Ralph Wicker Estate, in consideration of the payment by DSS to each of them of cash in the amount of $40,000, paid by DSS on the date hereof, hereby (a) forgives and terminates in full forever any rights of the Ralph Wicker Estate to any license payments, sublicense payments or royalty payments of any kind with respect to the license agreements set forth on Schedule B to the Agreement.

            3.         This amendment shall be governed by the laws of the State of New York.

            4.         All other terms of the Agreements shall remain in full force and effect.

            5.         The parties hereby agree to execute any and all other agreements, certificates, assignment documents as may be required by DSS in the future to effectuate the agreements contained herein.

            6.         This Agreement may be signed in counterparts, which together shall constitute one Agreement.  This Agreement and each party's obligations hereunder shall be binding on the representatives, heirs, assigns, and successors of such party and shall inure to the benefit of the representatives, heirs, assigns and successors of such party.

            7.         Each of the parties hereto has been represented by its own counsel or declined to obtain counsel.  Each of the parties other than DSS understands and acknowledges that DSS has retained as its counsel the firm of Goldstein & DiGioia LLP and that Goldstein & DiGioia LLP is not acting on behalf of any party other than DSS and that such counsel has provided advice on the matters contained herein solely to DSS.

/s/ Pat White

            IN WITNESS WHEREOF, the undersigned has duly caused this Amendment to be duly executed as of the 1st day of January, 2004.

/s/ Thomas Wicker	/s/ David Wicker

Thomas Wicker	David Wicker

/s/ Christine Wicker	/s/ Kenneth Wicker

Christine Wicker	Kenneth Wicker

/s/ Michael Caton

Michael Caton

Estate of Ralph Wicker
/s/ Christine Wicker

By: Christine Wicker, Executrix
/s/ Pat White